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                                                                    Exhibit 14.1

                                 FUEL TECH, INC.

                       CODE OF BUSINESS ETHICS AND CONDUCT

                          AS AMENDED SEPTEMBER 30, 2006

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Foreword                                                                       2

Introduction and Persons Subject to Code                                       3

Enforcement of the Code                                                        3

Compliance with Laws and Regulations                                           4

Fraudulent Conduct                                                             4

Conflicts of Interest                                                          5

Proper Recording of Funds, Assets, Receipts
      and Disbursements                                                        6

Improper Influence on Audits                                                   6

Proper Disclosure to the Public and SEC                                        6

Reports of Counsel to Qualified Legal Compliance Committee                     6

Obstruction of Justice                                                         7

Insider Trading                                                                7

Commercial Bribery                                                             8

Political Contributions                                                        9

Payments to Foreign Government Officials                                       9

Employee Relations                                                            10

Unlawful Harassment                                                           10

Antitrust Compliance                                                          10

Environment and Safety                                                        11

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                                    FOREWORD

         A major factor in the growth and success of Fuel Tech, Inc. and its subsidiaries (the "Company") is the standard of personal and professional integrity with which its personnel conduct themselves. The Company's Board of Managing Directors has adopted and amended this Code of Business Ethics and Conduct (the "Code") to assist its directors, officers and employees in understanding the principles of conduct that must be adhered to in order to fulfill the legal and ethical obligations each assumes on association with the Company. Persons subject to this Code may be requested periodically to affirm in writing that they have adhered to the principles of the Code.


On Behalf of the Board of Managing Directors



Ralph E. Bailey
Executive Chairman of the Board

September 30, 2006


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                  INTRODUCTION AND PERSONS SUBJECT TO THE CODE

         The purpose of this Code of Ethics and Business Conduct (the "Code) is to state the principles of business ethics and conduct that the Board of Managing Directors (the "Board") of Fuel Tech, Inc. and its subsidiaries (the "Company") expects to be followed by all directors, officers and employees of the Company (collectively referred to in the Code as the Company's "Associates"). Each of the Company's directors, officers and employees are subject to the applicable provisions of the Code. The Code provides general principles and specific guidelines applicable to business conduct.

         These principles and guidelines are to be strictly adhered to at all times and under all circumstances. Any employee who does not adhere to this Code is acting outside the scope of his or her employment. Action in violation of the Code will be subject to Company discipline up to and including dismissal. Additionally conduct not in compliance with the Code may constitute a violation of criminal laws.

         Any Associate who, as part of his or her job responsibilities with the Company, serves as a director or officer of another company in which the Company has an interest is expected to cast votes, exert influence and otherwise conduct activities in a manner that will promote the observance of these principles and guidelines. Also, the choice of the Company's contractors will be guided by their ability to comply with these principles and guidelines.

         The Board will continue to supervise compliance with the Code to assure that the Company's business is conducted in a manner consistent with its obligations to its shareholders and the public. It is the responsibility of all levels of the Company's management to monitor compliance with the Code, to suggest appropriate revisions which may be required from time to time, and to ensure that all employees and contractors are aware of the provisions of the Code.

                             ENFORCEMENT OF THE CODE

         Violations of the Code will result in discipline and sanctions up to and including dismissal.

         Instances of conduct prohibited by the Code should be reported to the Human Resources Manager of the Company, or a supervisor, or an officer of the Company, and, particularly when the conduct involves a director or an officer of the Company or matters concerning the integrity of the Company's books and records, the Audit Committee of the Board.

         Questions regarding the legality of a proposed action should be referred to the Company's legal counsel for consideration. An appropriate officer of the Company, after consultation with legal counsel, should resolve all questions or refer them to higher authority in the Company, including the Audit Committee. Waivers of the provisions of the Code shall be granted by the Chief Executive Officer with the approval of the Audit Committee of the Board, or, in cases involving the Chief Executive Officer waivers shall be granted by the Audit Committee.

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         Reports by legal counsel employed or retained by the Company of material violations of the Code should be referred simultaneously to the Chief Executive Officer and to the independent members of the Audit Committee, which is the Company's Qualified Legal Compliance Committee.

                      COMPLIANCE WITH LAWS AND REGULATIONS

         THE COMPANY IS COMMITTED TO BEING A GOOD CORPORATE CITIZEN OF ALL STATES AND COUNTRIES IN WHICH IT DOES BUSINESS. BECAUSE OF THIS COMMITMENT, IT IS THE POLICY OF THE COMPANY TO COMPLY IN ALL RESPECTS WITH ALL LAWS AND REGULATIONS THAT ARE APPLICABLE TO ITS BUSINESS AT ALL GOVERNMENTAL LEVELS IN THE UNITED STATES AND ABROAD.

         The Code in some cases deals with specific laws and regulations and outlines general guidelines for compliance because of their particular importance to the Company's business activities. It should be understood, however, that the special emphasis on these laws and regulations does not limit the general admonition to comply with all applicable laws and regulations. Ethical business conduct should normally exist at a level well above minimum legal requirements. The Company expects its Associates to deal fairly with all persons with whom the Company does business and to maintain the Company's reputation for integrity.

         The laws and regulations of the states and countries in which the Company does business form the framework around which its operations are built. Compliance in all respects with both the spirit and the letter of those laws will best serve the interests of the Company, its Associates and its shareholders.

         A company doing business on an international basis may encounter laws and customs applicable in one country that conflict with those of another country. For example, the laws of one country may encourage or even require business practices not permitted in the United States. Associates must be careful to conduct themselves in strict accordance with applicable laws of the countries in which the Company operates.

         Associates should make the Company's legal compliance policy known to all agents and contractors of the Company and inform such persons that the Company expects them likewise to adhere to this policy. The ability to comply will be an important consideration in choosing contractors.

                               FRAUDULENT CONDUCT

         THE COMPANY EXPECTS ITS ASSOCIATES TO CONDUCT THEMSELVES IN THEIR BUSINESS DEALINGS IN AN HONEST AND NON-FRAUDULENT MANNER. LIKEWISE, THE COMPANY EXPECTS ITS ASSOCIATES TO DEAL HONESTLY WITH ALL GOVERNMENTAL ENTITIES.

         The Company's interests are never furthered by fraudulent dealings. In this regard, the Company demands that all its Associates deal honestly with all persons with whom the Company does business. Under no circumstances will any Associate willfully file or condone or solicit the filing of any materially false, fictitious or fraudulent claim, report or information with any person or governmental entity under any circumstances. Nor will fraudulent actions by the agents or contractors of the Company be condoned under any circumstances.

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                              CONFLICTS OF INTEREST

         ALL ASSOCIATES OF THE COMPANY ARE EXPECTED TO AVOID ANY ACTIVITY THAT MAY INTERFERE, OR HAVE THE APPEARANCE OF INTERFERING WITH THE PERFORMANCE OF THEIR RESPONSIBILITIES TO THE COMPANY.

         It is not feasible to specify all activities that may give rise to a conflict of interest; however, such conflicts will generally occur within the areas of:

     -   Transactions with the Company
     -   Business relationships with vendors, competitors, etc.
     -   Business gifts
     -   Unsecured indebtedness to the Company
     -   Transactions with promoters, consultants, etc.

         The following will serve as a guide to the circumstances or types of activities that could cause conflicts and should, therefore, be fully reported to the Company:

         1. Ownership by an Associate or a close relative of a two percent or more financial interest in any enterprise that does business with or is a competitor of the Company.

         2. Participation in any outside activity that competes directly or indirectly with the Company or that interferes or has the appearance of interfering with the performance of the Associate's duties with the Company.

         3. Serving as a director, consultant, employee or agent of an enterprise that conducts or seeks to conduct business with the Company.

         4. Acceptance by an Associate or a close relative of gifts of a size that may tend to influence business decisions or compromise independent judgment or the giving of such gifts to personnel of other companies with which the Company does business.

         5. Disclosure or use by an Associate of information that is confidential, proprietary or privileged, for the benefit of an Associate or of any other person.

         In the event an Associate senses possible involvement in a conflict of interest, the Associate should immediately report the matter to his or her supervisor or, in the case of a director or officer of the Company, to the Chief Executive Officer, and where involving the Chief Executive Officer, the Audit Committee of the Board, making a full disclosure of all pertinent circumstances. Because each case may involve special circumstances, it will be judged on its own merits.

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          PROPER RECORDING OF FUNDS, ASSETS, RECEIPTS AND DISBURSEMENTS

         ALL FUNDS, ASSETS, RECEIPTS AND DISBURSEMENTS OF THE COMPANY SHALL BE PROPERLY RECORDED ON THE BOOKS OF THE COMPANY.

         To assure that this policy is implemented, the following is specifically required:

         1. No funds or accounts shall be established or maintained for purposes that are not fully and accurately reflected on the books and records of the Company.

         2. No funds or other assets shall be received, disbursed, transferred or disposed of without being fully and accurately reflected on the books and records of the Company.

         3. No false, fictitious or intentionally misleading entries shall be made on the books or records of the Company and no false or misleading reports pertaining to the Company or its operations shall be issued.

                          IMPROPER INFLUENCE ON AUDITS

         NO ASSOCIATE OF THE COMPANY MAY TAKE ANY ACTION, OR CAUSE ANY OTHER PERSON, TO FRAUDULENTLY COERCE, MANIPULATE OR MISLEAD THE COMPANY'S INDEPENDENT AUDITORS ENGAGED IN THE PERFORMANCE OF AN AUDIT OF THE COMPANY'S FINANCIAL STATEMENTS.

         The Company's audited financial statements are relied upon by the public, the Company's shareholders and government authorities. Interfering with an audit may cause the financial statements to be materially misleading leading to serious consequences for the Company. In all dealings with auditors cooperation is required. Auditors' reasonable and responsible requests for information shall be responded to fully and promptly.

                     PROPER DISCLOSURE TO THE PUBLIC AND SEC

         ASSOCIATES RESPONSIBLE FOR PREPARING OR APPROVING ANNUAL AND QUARTERLY REPORTS TO THE PUBLIC AND THE SEC, AS WELL AS PRESS RELEASES OF COMPANY DEVELOPMENTS, SHALL, TO THE BEST OF THEIR KNOWLEDGE, TAKE CARE THAT SUCH DOCUMENTS DO NOT CONTAIN ANY UNTRUE STATEMENTS OF MATERIAL FACTS OR OMIT TO STATE MATERIAL FACTS REQUIRED SO THAT THE SAME SHALL NOT BE MISLEADING.

         The Company's reports and releases are relied upon by the public, shareholders and government authorities to present a fair picture of the Company. Such reports and releases shall accurately describe the Company's operations and finances to the extent relevant and material. Failure to do so may have serious consequences for the Company.

           REPORTS OF COUNSEL TO QUALIFIED LEGAL COMPLIANCE COMMITTEE

         LEGAL COUNSEL EMPLOYED OR ENGAGED BY THE COMPANY AND PRACTICING BEFORE THE SECURITIES AND EXCHANGE COMMISSION SHALL REPORT TO THE COMPANY'S QUALIFIED LEGAL COMPLIANCE COMMITTEE, WHERE APPLICABLE, INSTANCES OF MATERIAL VIOLATIONS OF THE SECURITIES LAWS, BREACHES OF FIDUCIARY DUTY OR SIMILAR MATERIAL VIOLATIONS.

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         The independent members of the Company's Audit Committee of the Board have been constituted as the Company's Qualified Legal Compliance Committee (the "QLCC"). Legal Counsel, whether in the Company's employ as "inside counsel" or retained by the Company as "outside counsel," and, under Securities and Exchange Commission rules, "appearing and practicing before the Commission" is required to report "material violations," as defined in SEC rules, to the QLCC. The Company believes such violations to be also violations of this Code. Accordingly, where such counsel believes that there is credible evidence that makes it unreasonable for a prudent and competent attorney not to conclude that a material violation is reasonably likely, counsel shall report the likelihood of that violation simultaneously to the Chief Executive Officer and to the QLCC.

                             OBSTRUCTION OF JUSTICE

         ASSOCIATES OF THE COMPANY MUST CONDUCT THEMSELVES SO THAT THEY DO NOT IN THE COURSE OF PROVIDING SERVICES TO THE COMPANY INTERFERE WITH, HINDER OR OBSTRUCT THE OPERATION OF ANY JUDICIAL OR OTHER GOVERNMENTAL SYSTEM.

         The Company recognizes that a properly functioning justice system is an essential element in a free society and necessary to the promotion of business activity. Attempts to hide evidence, convince witnesses to change testimony or other attempts to prevent or tamper with the proper investigation and prosecution of violations of law will not be tolerated. Associates should, for example, never attempt to shred or otherwise dispose of records in the face of an investigation or when circumstances suggest that an investigation is likely.

                                 INSIDER TRADING

         "INSIDER TRADING" IS TRADING IN COMPANY STOCK BASED ON MATERIAL NON-PUBLIC INFORMATION OR COMMUNICATING MATERIAL NON-PUBLIC INFORMATION TO OTHERS IN VIOLATION OF THE LAW. THE COMPANY EXPRESSLY PROHIBITS "INSIDER TRADING."

         The term "insider" includes not only directors, officers, 10% shareholders, or employees of the Company but may also include immediate family members who reside with the insider or persons for whom the insider has a financial responsibility.

         Material information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Material information is also information that, if disclosed, is reasonably certain to have a substantial effect on the price of a Company's securities. Material information includes, but is not limited to, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals, major litigation, extraordinary management developments, and dividend changes.

         Information is non-public until it has been communicated to the marketplace.

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         This policy prohibits trading by any insider while he or she is in possession of material non-public information. Additionally, this policy prohibits trading by a non-insider while he or she is in possession of material non-public information. Any of these activities is also a possible violation of federal securities laws. Legal penalties for trading on or communicating material non-public information are severe. These penalties apply to both the individuals involved in the insider trading and to their employers. A person can be subject to penalties even if he or she did not personally benefit from the violation. Penalties include fines, jail sentences, and disgorgement of profits.

         Except when a "Don't Trade" memorandum has been circulated by the Company objecting to trading by Associates, all Associates may without objection by the Company as provided in the Employee Handbook, purchase or sell shares of Company stock during a "window period" following a Company earnings release. The period begins with the opening of business on the third business day following the release and ends on the close of business on the last business day of the following quarterly period.

         Associates, moreover, may not purchase and sell or sell and purchase shares of Company stock within any period of less than six months.

                               COMMERCIAL BRIBERY

         NO FUNDS OR ASSETS OF THE COMPANY SHALL BE PAID, LOANED OR OTHERWISE DISBURSED AS BRIBES, KICKBACKS OR OTHER PAYMENTS DESIGNED TO IMPROPERLY INFLUENCE OR COMPROMISE THE CONDUCT OF THE RECIPIENT, AND NO ASSOCIATE OF THE COMPANY SHALL ACCEPT ANY FUNDS OR OTHER ASSETS FOR ASSISTING IN OBTAINING BUSINESS OR FOR SECURING SPECIAL CONCESSIONS FROM THE COMPANY FOR ANY OTHER PERSON OR LEGAL ENTITY.

         The Company considers one of its most valuable assets to be its reputation for integrity. The Company seeks stable and profitable business relationships - - based on integrity - - with customers, suppliers and all others whose activities touch upon its own. To that end, the Company's Associates and agents and contractors should conduct their business affairs in such an ethical way that the Company's reputation will not be impugned in the event the full details of their dealings become a matter of public discussion.

         By way of illustrating the strict ethical standard that every Associate, agent and contractor of the Company is expected to maintain, the following conduct is expressly prohibited:

         1. Payment or receipt of money, gifts, loans or other favors that may tend to improperly influence business decisions or compromise independent judgment.

         2. Payment or receipt of rebates or kickbacks for obtaining business for the Company.

         3. Payment of bribes to government officials, such as tax authorities, to obtain favorable rulings on issues of local law.

         4. Other activities that, though not mentioned here, would similarly degrade the Company's reputation for integrity are prohibited.

         These guidelines are not intended to prevent the Company from paying normal and reasonable commissions to its agents, from taking normal prompt payment discounts, and also from giving or receiving gifts or services that are normal and customary social amenities and that do not tend to compromise the conduct of the recipient.

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                             POLITICAL CONTRIBUTIONS

         NO FUNDS OR ASSETS OF THE COMPANY SHALL BE CONTRIBUTED TO ANY POLITICAL PARTY OR ORGANIZATION, OR TO ANY INDIVIDUAL WHO EITHER HOLDS PUBLIC OFFICE OR IS A CANDIDATE FOR PUBLIC OFFICE.

         The laws of certain countries restrict or prohibit political contributions by corporate entities. For example, the United Sates Federal Campaign Act of 1971, as amended, prohibits the contribution of corporate funds to candidates for federal office or committees formed to support such candidates or advocate other political causes. The Company shall comply strictly with applicable laws governing political contributions by corporate entities.

         The following are examples of political activities that are prohibited by these laws and by the policy of the Company:

         1. Contributions by an employee that are reimbursed through expense accounts or in other ways.

         2. Use of Company funds to attend receptions, dinners or other fund-raising events for political candidates.

         3. Contributions in kind, such as the loaning of employees to political parties, or the use of Company property in political campaigns.

         The Company's policy is not intended to discourage or to prevent any employee from engaging in political activities in an individual capacity on his or her own time and at his or her own expense, or from making political contributions from personal funds. This policy does not discourage or prevent any Associate form expressing personal views with respect to legislative or political matters or making lawful voluntary political contributions.

                   PAYMENTS TO FOREIGN GOVERNMENTAL OFFICIALS

         NO COMPANY ASSOCIATE HAS THE AUTHORITY TO OFFER OR MAKE PAYMENTS TO A FOREIGN OFFICIAL TO INDUCE THAT OFFICIAL TO AFFECT ANY GOVERNMENTAL ACT OR DECISION IN A MANNER THAT WILL ASSIST THE COMPANY TO OBTAIN OR RETAIN BUSINESS OR TO SECURE ANY IMPROPER ADVANTAGE.

         The Foreign Corrupt Practices Act ("FCPA") prohibits payments to foreign officials that are made or even offered corruptly. Corrupt payments for purposes of the FCPA are payments intended to induce a foreign official to misuse his or her official position or to fail to perform an official function. Payments include gifts of substantial value, lavish entertainment, and loans. The prohibited payment could also be made to obtain or retain business for the Company. It could also be made to obtain legislation, regulations, or rulings to benefit the Company's business or to obtain, in general, any "improper advantage" for the Company.

         The corrupt payment must be made to a foreign official. A foreign official for purposes of the FCPA is an officer or an employee of a foreign government or department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of such government department, agency, or instrumentality. Officers of state owned and operated enterprises generally would be regarded as within the purview of the FCPA. The term "foreign official" also includes political party officials and candidates for political office. The FCPA likewise prohibits corrupt payments to any person who is not a foreign official if it is known that all or a part of the payment will be offered or paid to a foreign official.

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         Payments to attorneys, consultants, advisors, suppliers, and customers of the Company, violate the FCPA if made while knowing that all or a portion of such payments will be offered, given, or promised to a foreign official for any of the prohibited purposes stated above.

         Certain types of payments are not covered by the FCPA. So-called "grease" or "facilitating" payments - payments made to secure or expedite the performance of routine government actions - typically are not prohibited by the FCPA. This exception is, however, very narrow and Associates must consult with Company counsel before considering making such a payment.

                               EMPLOYEE RELATIONS

         IT IS THE COMPANY'S POLICY AND PRACTICE NOT TO DISCRIMINATE AGAINST ANY EMPLOYEE OR APPLICANT BECAUSE OF RACE, COLOR, RELIGION, NATIONAL ORIGIN, SEX, AGE, SEXUAL ORIENTATION, AND PHYSICAL OR MENTAL DISABILITY.

         The Company desires to create a challenging and supportive environment where individual contributions and teamwork are highly valued. In order to establish this environment, the Company seeks for qualified applicants and expects all employees to be responsible for supporting the Company's equal opportunity employment policy.

                              UNLAWFUL HARRASSMENT

         THE COMPANY'S POLICY IS THAT ALL EMPLOYEES WORK IN AN ENVIRONMENT FREE FROM UNWELCOME HARASSMENT BY MANAGERS, EMPLOYEES OR NON-EMPLOYEE THIRD PARTIES SUCH AS VENDORS, VISITORS, OR GUESTS OF THE COMPANY.

         The Company's policy prohibits sexual harassment and harassment because of race, color, national origin, ancestry, religion, creed, physical or mental disability, unfavorable discharge from military service, learning disability, present or past history of mental disorder, AIDS status, marital status, medical condition, sexual orientation, age, or any other basis protected by federal, state or local law.

                              ANTITRUST COMPLIANCE

         THE COMPANY'S POLICY IS TO COMPLY STRICTLY WITH APPLICABLE ANTITRUST LAWS DOMESTICALLY AND ABROAD. ASSOCIATES OF THE COMPANY MUST AVOID ANY CONDUCT WHICH MAY BE CONSTRUED AS A VIOLATION OF ANTITRUST LAWS.

         In the United States there are four federal statutes basic to the federal antitrust legal system - the Sherman Act, the Clayton Act, the Robinson-Patman Act and the Federal Trade Commission Act. The Sherman Act of 1890 prohibits contracts, combinations, or conspiracies in restraint of trade or commerce; it also prohibits monopolization or attempts to monopolize any part of trade or commerce. The Clayton Act of 1914 prohibits exclusive dealing arrangements and certain mergers and acquisitions and forbids individuals in certain circumstances from serving simultaneously on the boards of directors of two or more companies. The Robinson-Patman Act of 1936 prohibits discrimination in prices or promotional assistance by sellers to customers when the effect may substantially lessen competition. The Federal Trade Commission Act of 1914 prohibits unfair methods of competition and deceptive practices.

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         Foreign sales and the Company's business abroad also require compliance with the business competition laws of other countries or treaty organizations, such as the European Union.

         Agreements or understandings between competitors to fix prices, allocate business or markets, engage in boycotts or to limit supply is considered per se unlawful and are not defensible under the antitrust laws.

         The antitrust laws are complex and highly technical and not always clear. Consult with Company legal counsel before engaging in any business practice that may involve antitrust implications

                             ENVIRONMENT AND SAFETY

         THE COMPANY IS COMMITTED TO THE GOAL OF SAFE, EFFICIENT AND ENVIRONMENTALLY SOUND BUSINESS PRACTICES AND OPERATIONS. THE COMPANY BELIEVES THAT SUCH COMMITMENT IS ENTIRELY CONSISTENT WITH ITS ECONOMIC GOALS AND IN THE BEST INTERESTS OF ITS SHAREHOLDERS.

         The Company is committed to complying with all applicable laws and regulations relating to protection of the environment and the maintenance of a safe workplace, and to using all reasonable efforts to operate in a manner that preserves the environment, conserves natural resources, and protects the safety and well being of its Associates, customers and the general public. There are federal, state and local laws and regulations relating to the protection of the environment and the maintenance of a safe workplace. These laws and regulations are diverse and far reaching and any violation of them can produce severe consequences not only for the Company but for each Associate involved in a violation. The Company policy is to endeavor to comply with standards that satisfy the laws of all countries in which it operates.


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